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                                  EXHIBIT 99.1
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SARD VERBINNEN & CO
                                                                            NEWS

FOR IMMEDIATE RELEASE

                                Contact: George Sard/Anna Cordasco/Paul Caminiti
                                         Sard Verbinnen & Co
                                         212/687-8080

                BROOKE GROUP SUBSIDIARY, BGLS INC., TO COMMENCE
                      EXCHANGE OFFER FOR OUTSTANDING DEBT

     MIAMI, FL, NOVEMBER 27, 1995 -- Brooke Group Ltd. (NYSE:BGL) announced today that BGLS Inc., a subsidiary of Brooke, has agreed to commence an offer to exchange a total of $231,869,000 principal amount of BGLS's new five-year 15.75% Senior Secured Notes for all its outstanding 13.75% Series 2 Senior Secured Notes due 1997, 16.125% Senior Subordinated Reset Notes due 1997 and 14.500% Subordinated Debentures due 1998. The exchange ratio will be $1,087.47 principal amount of new Series A Senior Secured Notes for each $1,000 principal amount of Series 2 Notes exchanged, $1,132.28 principal amount of new Series B Senior Secured Notes for each $1,000 principal amount of Reset Notes exchanged and $1,000 principal amount of new Series B Senior Secured Notes for each $1,000 principal amount of Subordinated Debentures exchanged. The new Series A Senior Secured Notes and the new Series B Senior Secured Notes are identical except that the Series B Notes are not subject to restrictions on transfer.

     The exchange offer, which will not require registration with the Securities and Exchange Commission, will begin shortly and will be subject to a number of conditions, including the tender of a least 100% of the Series 2 Notes, 87.5% of the Subordinated Debentures and a majority of the Reset Notes. The holders of in excess of 99% of the Series 2 Notes and 88% of the Subordinated Debentures have agreed, subject to certain conditions, to tender their securities in the exchange offer. To assure the minimum tender condition is satisfied, BGLS has agreed, subject to certain conditions, to redeem any other Series 2 Notes not tendered in the exchange offer and to redeem the Reset Notes if a majority are not tendered. In connection with the exchange offer, the indentures under which the Reset Notes and Subordinated

                                     -more-
Sard Verbinnen & Co., Inc. 630 Third Avenue New York, NY 10017 Tel 212 687 8080
                                Fax 212 687 8300
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Debentures were issued will be amended to remove substantially all their covenants and events of default. The new Senior Secured Notes will be secured by substantially all of BGLS's assets.

     Brooke Group is a holding company which controls Liggett Group Inc., tobacco and real estate operations in the former Soviet Union and has a substantial equity interest in New Valley Corporation.



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